Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contacts:
James Dwyer	Monica Orbe
(212) 518-5450	(212) 518-5455
James.Dwyer@alcoa.com	Monica.Orbe@alcoa.com

ALCOA CORPORATION STREAMLINES COMPANY STRUCTURE

Company to consolidate number of business units

to reduce complexity and lower costs

New York, March 02, 2017 –Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina and aluminum products, today announced that it is consolidating its business units to reduce complexity.

Effective immediately, the aluminum smelting, cast products and rolled products businesses, along with the majority of the energy segment assets, will be combined into a new Alcoa Aluminum business unit (BU). As a result, the Company’s three business units are Alcoa Bauxite, Alcoa Alumina and Alcoa Aluminum.

“Our strategic goals include reducing complexity, driving returns to create stockholder value and strengthening the balance sheet,” said Roy Harvey, Chief Executive Officer of Alcoa. “Streamlining our number of business units is aligned with those goals, and will increase our operational agility, lower costs, and promote more efficient internal coordination. We will continue to review our company structure and processes to ensure that Alcoa remains resilient through all market cycles.”

Tim Reyes, President of Alcoa Cast Products since 2015, which produces differentiated aluminum products, has been appointed President of the new Alcoa Aluminum BU. Since joining former parent company Alcoa Inc. in 1999, Reyes has led several commercial functions, including serving as President of Alcoa Materials Management, which oversaw commodity price risk, metal procurement, and logistics for the company.

“Tim has a strong track record of commercial, operational and strategic success that makes him ideally suited to head the new Aluminum BU,” said Harvey. “At Cast Products, he has enhanced its financial performance, improved safety, productivity, operational costs, and employee engagement. He also led the innovation of differentiated products for end market customers, including a new line of sustainable aluminum products. That customer focus, combined with his operational and commercial background, will be invaluable in his new role.”

Due to this restructuring, Martin Briere, President of Aluminum since 2014 and with Alcoa Inc. from 2007, will be leaving the Company. “A strong operational professional with deep technical expertise in smelting, Martin helped to restructure our smelting portfolio during a critical period for Alcoa’s aluminum business,” said Harvey. “With responsibility for the smelting center of excellence, he also ensured that best practices were implemented across our smelters. He helped us to achieve our global aluminum cost curve goals, we thank him for his many contributions and wish him well in his new endeavors.”

The Company’s segment reporting will continue to align with the business units. Beginning with the first quarter of 2017, the Company’s operating and reportable segments will both be Bauxite, Alumina and Aluminum. The majority of the former Energy segment will be included in Aluminum. As previously announced, beginning the first quarter of 2017, the business units will use Adjusted EBITDA to measure and report segment profitability.

Biography – Tim Reyes

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Adjusted EBITDA

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.